Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners LP
477 Madison Avenue, Eighth Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	June 30, 2019

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: HCN GP LLC (“HCN GP”), HCN LP (“HCN”), Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, Kevah Konner, John Greene and Pratik Desai.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the investment member of HDML and the general partner of Mount Bonnell and Master Fund.  Bardin Hill is the investment manager for each of HEPI, Mount Bonnell, HCN, HDML and Master Fund.  Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, Kevah Konner, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Managing Principal at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3)  Represents shares forfeited to the Issuer for no consideration when a certain milestone was not achieved pursuant to that certain Merger Agreement, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”), which includes: 78,322 shares forfeited by HEPI; 182,698 shares forfeited by HCN; 118,790 shares forfeited by Mount Bonnell; and 28,544 shares forfeited by HDML.

(4) Represents 1,741,349 shares directly held by HEPI, 4,090,195 shares directly held by HCN, 2,641,178 shares held directly held by Mount Bonnell, 647,713 shares directly held by HDML, and 329,411 shares directly held by Master Fund.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its, his or her pecuniary interest.